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                                                                   EXHIBIT 6.5
                           MOUNTAIN BANK HOLDING COMPANY

                             EMPLOYEE STOCK OPTION PLAN


1. PURPOSE OF THE PLAN. The purpose of this Employee Stock Option Plan ("Plan") is to secure for MOUNTAIN BANK HOLDING COMPANY ("Holding Company") and its shareholders the benefits which flow from providing key employees of Holding Company with incentive inherent in common stock ownership. It is generally recognized that stock options plans aid in retaining competent employees, furnish a device to attract employees of exceptional ability, and provide incentive to employees to make the Holding Company successful. Holding Company intends that Options issued pursuant to this Plan shall constitute either Incentive Stock Options within the meaning of Section 422 of the Code or Nonqualified Stock Options.

2.     DEFINITIONS.  As used in this Plan, the following definitions apply:

       a.     "Board" means the Board of Directors of Holding Company.

       b.     "Code" means the Internal Revenue Code of 1986, as amended.

       c. "Common Stock" means Holding Company's common stock, currently with a par value of $1.00 per share.

       d. "Committee" has the meaning set forth in subparagraph 4(a) of this Plan.

       e. "Continuous Status as Employee" means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of sick leave, military leave or any other approved leave of absence.

       f. "Date of Grant" of an Option means the date on which the Committee makes the determination granting such Option, or such later date as the Committee may designate. The Date of Grant shall be specified in the Option agreement.

       g. "Employee" means any person employed by Holding Company, or a Subsidiary of Holding Company which is currently in existence or is hereafter organized or is acquired by Holding Company.

       h. "Exercise Price" has the meaning set forth in subparagraph 4(b)(2) of this Plan.

       i. "Holding Company" has the meaning set forth in paragraph 1 of this Plan.

       j. "Option" means a stock option granted under this Plan. Options shall include both Incentive Stock Options as defined under
              Section 422 of the Code and


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              Nonqualified Stock Options, which refer to all stock options other than Incentive Stock Options.

       k.     "Optionee" means an Employee who receives an Option.

       l.     "Plan" has the meaning set forth in paragraph 1 of this Plan.

       m. "Parent" means any corporation owning at least eighty percent (80%) of the total voting power of the issued and outstanding stock of Holding Company, and eighty percent (80%) of the total value of the issued and outstanding stock of Holding Company.

       n. "Shareholder-Employee" means an Employee who owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of Holding Company or of any Subsidiary or parent company. For this purpose, the attribution of stock ownership rules provided in Section 424(d) of the Code shall apply.

       o. "Subsidiary" means any corporation of which not less than fifty percent (50%) of the voting shares are held by Holding Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by Holding Company or a Subsidiary.

3.     STOCK SUBJECT TO OPTIONS.

       a. NUMBER OF SHARES RESERVED. The maximum number of shares which may be optioned and sold under this Plan is 40,000 shares of the Common Stock of Holding Company (subject to adjustment as provided in subparagraph 6(j) of this Plan). During the term of this Plan, Holding Company will at all times reserve and keep available a sufficient number of shares of its Common Stock to satisfy the requirements of this Plan.

       b. EXPIRED OPTIONS. If any outstanding Option expires or becomes unexercisable for any reason without having been exercised in full, the shares of Common Stock allocable to the unexercised portion of such Option will again become available for other Options.

4.     ADMINISTRATION OF THE PLAN.

       a. THE COMMITTEE. The Board will administer this Plan directly, acting as a Committee of the whole, or if the Board elects, by a separate Committee appointed by the Board for that purpose and consisting of at least two non-employee Board members. All references in the Plan to the "Committee" refers to this separate Committee, if any is established, or if none is then in existence, refers to the Board as a whole. Once appointed, any Committee will continue to serve until otherwise directed by the Board.
              From time to time, the Board may


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              increase the size of the Committee and appoint additional
              members, remove members (with or without cause), appoint new members in substitution, and fill vacancies however caused.
              The Committee will select one of its members as chairman, and will hold meetings at such times and places as the chairman or a majority of the Committee may determine. At all times, the Board will have the power to remove all members of the Committee and thereafter to directly administer this Plan as a Committee of the whole.

              (1) Members of the Committee who are eligible for Options or who have been granted Options will be counted for all purposes in determining the existence of a quorum at any meeting of the Committee and will be eligible to vote on all matters before the Committee respecting the granting of Options or administration of this Plan.

              (2) At least annually, the Committee must present a written report to the Board indicating the persons to whom Options have been granted since the date of the last such report, and in each case the Date of Grant, the number of shares optioned, and the per-share Exercise Price.

       b. POWERS OF THE COMMITTEE. All actions of the Committee must be either (i) by a majority vote of the members of the full Committee at a meeting of the Committee, or (ii) by unanimous written consent of all members of the full Committee without a meeting. All decisions, determinations and interpretations of the Committee will be final and binding on all persons, including all Optionees and any other holders or persons interested in any Options, unless otherwise expressly determined by a vote of the majority of the entire Board. No member of the Committee or of the Board will be liable for any action or determination made in good faith with respect to the Plan or any Option. Subject to all provisions and limitations of the Plan, the Committee will have the authority and discretion:

              (1) to determine the persons to whom Options are to be granted, the Dates of Grant, and the number of shares to be represented by each Option;

              (2) to determine the price at which shares of Common Stock are to be issued under an Option, subject to subparagraph 6(b) of this Plan ("Exercise Price");

              (3) to determine all other terms and conditions of each Option granted under this Plan (including specification of the dates upon which Options become exercisable, and whether conditioned on performance standards, periods of service or otherwise), which terms and conditions can vary between Options;

              (4) to modify or amend the terms of any Option previously granted, or to grant substitute Options, subject to subparagraphs 6(l) and 6(m) of this Plan;


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              (5)    to authorize any person or persons to execute and deliver
                     Option agreements or to take any other actions deemed by the Committee to be necessary or appropriate to effect the grant of Options by the Committee;

              (6) to interpret this Plan and to make all other determinations and take all other actions which the Committee deems necessary or appropriate to administer this Plan in accordance with its terms and conditions.

5. ELIGIBILITY. Options may be granted only to Employees. Granting of Options under this Plan will be entirely discretionary with the Committee. Adoption of this Plan will not confer on any Employee any right to receive any Option or Options under this Plan unless and until said Options are granted by the Committee in its sole discretion.
       Neither the adoption of this Plan nor the granting of any Options under this Plan will confer upon any Employee or Optionee any right with respect to continuation of employment, nor will the same interfere in any way with his or her right or with the right of the shareholders of Holding Company or any Subsidiary to terminate his or her employment at any time.

6. TERMS AND CONDITIONS OF OPTIONS. All Options granted under this Plan must be authorized by the Committee, and must be documented in written Option agreements in such form as the Committee will approve from time to time, which agreements must comply with and be subject to all of the following terms and conditions:

       a. NUMBER OF SHARES; ANNUAL LIMITATION. Each Option agreement must state whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option and the number of shares subject to Option. Any number of Options may be granted to an Employee at any time; except that, in the case of Incentive Stock Options, the aggregate fair market value (determined as of each Date of Grant) of all shares of Common Stock with respect to which Incentive Stock Options become exercisable for the first time by such Employee during any one calendar year (under all incentive stock option plans of the Company and all of its Subsidiaries taken together) shall not exceed $100,000. Any portion of an Option in excess of the $100,000 limitation shall be treated as a Nonqualified Stock Option.

       b. EXERCISE PRICE AND CONSIDERATION. The Exercise Price shall be the price determined by the Committee, subject to subparagraphs (1) and (2) below.

              (1) In the case of Incentive Stock Options, the Exercise Price shall in no event be less than the fair market value of the Common Stock on the Date of Grant. In the case of an Incentive Stock Option granted to a Employee who, immediately before the grant of such Incentive Stock Option, is a Shareholder-Employee, the Exercise Price shall be at least 110% of the fair market value of the Common Stock on the Date of Grant.


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              (2)    In all cases, the Exercise Price shall be no less than the greater of (i) the fair market value of the Common Stock or
                     (ii) the net book value of the Common Stock at the time of grant, as is determined by the Committee.

              (3)    In all cases, the Exercise Price shall be payable either
                     (i) in United States dollars upon exercise of the Option, or (ii) if approved by the Board, other consideration including without limitation Common Stock of Holding Company, services, debt instruments or other property.

       c. TERM OF OPTION. No Option shall in any event be exercisable after the expiration of ten (10) years from the Date of Grant. Further, no Incentive Stock Option granted to a Employee who, immediately before such Incentive Stock Option is granted, is a Shareholder-Employee shall be exercisable after the expiration of five (5) years from the Date of Grant. Subject to the foregoing and other applicable provisions of the Plan including but not limited to subparagraphs 6(g), 6(h) and 6(i), the term of each Option will be determined by the Committee in its discretion.

       d. NON-TRANSFERABILITY OF OPTIONS. No Option may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

       e. MANNER OF EXERCISE. An Option will be deemed to be exercised when written notice of exercise has been given to Holding Company in accordance with the terms of the Option by the person entitled to exercise the Option, together with full payment for the shares of Common Stock subject to said notice.

       f. RIGHTS AS SHAREHOLDER. An Optionee shall have none of the rights of a shareholder with respect to any shares covered by his or her Option unless and until the Optionee has exercised such Option and submitted full payment for the shares.

       g. DEATH OF OPTIONEE. An Option shall be exercisable at any time prior to termination under subparagraphs (1) or (2), below, by the Optionee's estate or by such person or persons who have acquired the right to exercise the Option by bequest or by inheritance or by reason of the death of the Optionee. In the event of the death of an Holder,

              (1) an Incentive Stock Option shall terminate no later than the earliest of (i) one year after the date of death of the Optionee if the Optionee had been in Continuous Status as an Employee since the Date of Grant of the Option, or
                     (ii) the date specified under subparagraph 6(i) of this Plan if the Optionee's status as an Employee was terminated prior to his or her death, or (iii) the expiration date otherwise provided in the applicable Option agreement; and


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              (2)    a Nonqualified Stock Option shall terminate no later than
                     the earlier of (i) one year after the date of death of the Optionee, or (ii) the expiration date otherwise provided in the Option agreement, except that if the expiration date of a Nonqualified Stock Option should occur during the 180-day period immediately following the Optionee's death, such Option shall terminate at the end of such 180-day period.

       h. DISABILITY OF OPTIONEE. If an Optionee's status as an Employee is terminated at any time during the Option period by reason of a disability (within the meaning of Section 22(e)(3) of the Code) and if said Optionee had been in Continuous Status as an Employee at all times between the date of grant of the Option and the termination of his or her status as an Employee, his or her Option shall terminate no later than the earlier of (i) one year after the date of termination of his or her status as an Employee, or
              (ii) the expiration date otherwise provided in his or her Option agreement.

       i.     TERMINATION OF STATUS AS AN EMPLOYEE.

              (1) If an Optionee's status as an Employee is terminated at any time after the grant of an Option to such Employee for any reason other than death or disability (as described in subparagraphs 6(g) and 6(h) above) and not for cause, as provided in subparagraph (2) below, then such Option shall terminate no later than the earlier of (i) the same day of the third month after the date of termination of his or her status as an Employee, or (ii) the expiration date otherwise provided in his or her Option agreement.

              (2) If an Optionee's status as an Employee is terminated for cause at any time after the grant of an Option to such Employee, then such Option shall terminate at the end of the day on the date of termination of his or her status as an Employee. For this purpose, "cause" includes fraud or willful misconduct or any other conduct which the Board reasonably believes will cause or has caused Holding Company substantial injury as a result of gross negligence or dishonesty.

       j. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. Subject to any required action by the shareholders of Holding Company, the number of shares of Common Stock covered by each outstanding Option, the number of shares of Common Stock available for grant of additional Options, and the per-share Exercise Price in each outstanding Option, will be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from any stock split or other subdivision or consolidation of shares, the payment of any stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by Holding Company; PROVIDED, however, that conversion of any convertible securities of Holding Company will not be deemed to have been "effected without


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              receipt of consideration."  Such adjustment will be made by the
              Committee, whose determination in that respect will be final, binding and conclusive.

              (1) Except as otherwise expressly provided in this subparagraph 6(j), no Optionee will have any rights by reason of any stock split or the payment of any stock dividend or any other increase or decrease in the number of shares of Common Stock, and no issuance by Holding Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect the number of shares or Exercise Price subject to any Options, and no adjustments in Options will be made by reason thereof. The grant of an Option under this Plan will not affect in any way the right or power of Holding Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure.

       k. CONDITIONS UPON ISSUANCE OF SHARES. Shares of Common Stock will not be issued with respect to an Option granted under this Plan unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, including applicable federal and state securities laws. As a condition to the exercise of an Option, Holding Company may require the person exercising such Option to represent and warrant at the time of exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such Common Stock if, in the opinion of counsel for Holding Company, such a representation is required by any of the aforementioned relevant provisions of law.

       l. CORPORATE SALE TRANSACTIONS. In the event of the merger or reorganization of Holding Company with or into any other corporation, the sale of substantially all of the assets of Holding Company, or a dissolution or liquidation of Holding Company (collectively, "Sale Transaction"), (1) all outstanding Options that are not then fully exercisable will become exercisable upon the date of closing of any sale transaction or such earlier date as the Committee may fix; and (2) the Committee may, in the exercise of its sole discretion, terminate all outstanding Options as of a date fixed by the Committee. In such event, however, the Committee must notify each Optionee of such action in writing not less than sixty (60) days prior to the termination date fixed by the Committee, and each Optionee must have the right to exercise his or her Option prior to said termination date.

       m. SUBSTITUTE STOCK OPTIONS. In connection with an internal reorganization of Holding Company, the Committee is authorized, in its discretion, to substitute for any unexercised Option, a new option for shares of the resulting entity's stock.

       n. TAX COMPLIANCE. Holding Company, in its sole discretion, may take actions reasonably believed by it to be required to comply with any local, state, or federal tax laws relating to the reporting or withholding of taxes attributable to the grant or exercise of any Option or the disposition of any shares of Common Stock


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              issued upon exercise of an Option, including, but not limited to
              (i) withholding from any Optionee exercising an Option a number of shares of Common Stock having a fair market value equal to the amount required to be withheld by Holding Company under applicable tax laws, and (ii) withholding from any form of compensation or other amount due an Optionee, or holder, of shares of Common Stock issued upon exercise of an Option any amount required to be withheld by Holding Company under applicable tax laws.
              Withholding or reporting will be considered required for purposes of this subparagraph if the Committee, in its sole discretion, so determines.

       o. HOLDING PERIOD FOR INCENTIVE STOCK OPTIONS. With regard to shares of Common Stock issued pursuant to an Incentive Stock Option granted under the Plan, if the Optionee (or such other person who may exercise the Option pursuant to subparagraph 6(g) of this
              Plan) makes a disposition of such shares within two years from the Date of Grant of such Option, or within one year from the date of issuance of such shares to the Optionee upon the exercise of such Option, then the Optionee must notify the Company in writing of such disposition and must cooperate with the Company in any tax compliance relating to such disposition.

       p. OTHER PROVISIONS. Option agreements executed under this Plan may contain such other provisions as the Committee will deem advisable.

7. TERM OF THE PLAN. This Plan will become effective and Options may be granted upon the Plan's approval by the Board, subject to shareholder approval. Unless sooner terminated as provided in subparagraph 7(a) of this Plan, this Plan will terminate on the tenth (10th) anniversary of its effective date. Options may be granted at any time after the effective date and prior to the date of termination of this Plan.

       a. AMENDMENT OR EARLY TERMINATION OF THE PLAN. The Board may terminate this Plan at any time. The Board may amend this Plan at any time and from time to time in such respects as the Board may deem advisable, except that, without approval of the shareholders, no revision or amendment will increase the number of shares of Common Stock subject to this Plan other than in connection with an adjustment under subparagraph 6(j) of this Plan.

       b. EFFECT OF AMENDMENT OR TERMINATION. No amendment or termination of this Plan will affect Options granted prior to such amendment or termination, and all such Options will remain in full force and effect notwithstanding such amendment or termination.

8. SHAREHOLDER APPROVAL. Adoption of this Plan will be subject to ratification by affirmative vote of shareholders owning at least a majority of the outstanding Common Stock of Holding Company at a duly convened meeting. If such shareholder approval is not obtained within twelve (12) months after the date of the Board's adoption of this Plan, then this Plan shall terminate subject to subparagraph 7(b) of the Plan except that


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       any Incentive Stock Options previously granted under the Plan shall become Nonqualified Stock Options, and no further Options shall be granted under the Plan.


                                *  *  *  *  *













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                            CERTIFICATE OF ADOPTION


       I certify that the foregoing Employee Stock Option Plan was approved by the Board of Directors of Mountain Bank Holding Company on February 18, 1999.

       I further certify that the foregoing Employee Stock Option Plan was approved by the shareholders of Mountain Bank Holding Company on April 13, 1999.


                                        /s/ Sheila Marie Brumley
                                        ---------------------------------------
                                        Sheila Marie Brumley, Secretary










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